FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO                                                                                                                                       Pressure BioSciences, Inc.
Joseph L. Damasio, Jr. Vice President, Finance & Adm                                                                        (508) 230-1828 (T)

                  Pressure BioSciences, Inc. Reports 2011 Financial Results

Revenue Up 66% in Second Half Over First Half;
Pace of Consumables Sales Increased Significantly in Second Half 2011

South Easton, MA, February 28, 2012 -- Pressure BioSciences, Inc. (NASDAQ: PBIO) (“PBI” or the “Company”) today announced operating highlights and financial results for the year ended December 31, 2011.

The Company achieved many successes in 2011, primarily during the second half of the year, including:

•	A 22% increase in Q4 2011 revenue, as compared to Q4 2010
•	A 66% increase in Second Half 2011 revenue, as compared to First Half 2011
•	Consumable sales in Q4 2011 were $42,150 compared to $23,828 in Q4 2010, an approximate 77% increase
•	NIH SBIR Phase I grant award of $160,000 to fund the development of improved processing of cancer tissue and other samples using pressure
•	DOD SBIR Phase II grant award of $750,000 to fund the development of an automated, high-throughput PCT System to improve the processing of pathogenic organisms and other samples
•	Release of the Shredder SG3 and the Barocycler HUB440 instruments
•	Release of the Improved MicroTube and MicroCap Rack System
•	Completion of a registered direct offering of securities raising proceeds of approximately $843,000
•	Continued progress in the development of an improved method for rape kit processing using the Company’s powerful and enabling Pressure Cycling Technology (“PCT”) Platform
•	Over 20 presentations on the advantages of PCT by scientists worldwide
•	Patent filings on two automated, high throughput, PCT-based instruments

Total revenue for the 2011 fourth quarter was $335,978 compared to $275,012 for the comparable period in 2010, a 22% increase.  Revenue from the sale of PCT products and services was $178,702 for the three months ended December 31, 2011 compared to $210,305 for the same period in 2010.  During the 2011 fourth quarter, the Company completed the installation of six Barocycler instruments, compared to thirteen during the same period of 2010.  This decrease in the number of instrument installations was offset by a significant increase in the sale of PCT consumables and Shredder Kits in Q4 2011 vs. Q4 2010.  Operating loss for the fourth quarter 2011 was $868,433 compared to $847,069 for the same period in 2010. The Q4 2011 operating loss included a charge of $150,000 in connection with the termination of a relationship with a former placement agent. Loss per common share for Q4 2011 was $(0.30) compared to $(0.33) for the same period in 2010.

Total revenue for the fiscal year ending December 31, 2011 was $987,729 compared to $1,340,032 for the fiscal year ending December 31, 2010.  Revenue from the sale of PCT products and services was $767,765 for FY2011 compared to $877,567 for FY2010.  During 2011, the Company installed thirty-one Barocycler instruments compared to fifty during 2010. This decrease in the number of instrument installations was offset by an approximate 65% increase in the sale of PCT consumables and Shredder Kits in FY 2011 vs. FY 2010.   Operating loss for FY2011 was $3,290,140 compared to $3,398,754 for 2010. The 2011 operating loss included a charge of $150,000 in connection with the termination of a relationship with a former placement agent. Loss per common share for 2011 was $(0.77) compared to $(1.35) for 2010.

As a result of the Company’s negative cash flows and cash balance of approximately $223,000 on December 31, 2011, the audit report issued by its independent registered public accounting firm on the Company’s audited financial statements for the fiscal year ended December 31, 2011 contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.  On February 7, 2012, PBI closed on an $800,000 private placement of restricted common stock and warrants resulting in net proceeds of $765,000, which included the conversion of $387,547 in principal and interest from outstanding notes.  The Company is currently attempting to raise additional capital to fund operations.

Richard T. Schumacher, President and CEO of PBI, said: “We have a proven technology and product line.  We have 24 issued patents, over 100 independent publications on the advantages of PCT, approximately 150 customers, and over 200 PCT Sample Preparation System installations.  We have decided that now is the time to aggressively commercialize our patented, powerful, and enabling PCT Platform.  To that end, we have developed an aggressive marketing and commercialization plan with new promotional themes, offerings, and incentives for launch in the second quarter.”

Dr. Nate Lawrence, Vice President of Marketing, commented: “Our plan includes the expansion of our current sales team from three to twelve sales managers, our marketing team from one to four staff, and current international distributor base from four to twenty companies.  It also calls for the initiation of at least two major strategic partnerships within the next year.  Our expansion efforts will depend on our ability to raise additional capital. We believe that if we are able to raise this capital, we will be positioned to aggressively commercialize both existing and new PCT instruments and consumables into the large and growing sample preparation markets for the detection of DNA, RNA, lipids, and proteins.  To this end, we plan to focus our efforts in the areas as biomarker discovery, forensics, and histology. We further believe that if we are able to successfully implement our aggressive commercialization plan, our results of operations and shareholder value will improve significantly.”

Earnings Call

The Company will hold an Earnings Conference Call at 4:30PM EST on Wednesday, February 29, 2012.  Information on participation can be found on the Company’s website or by calling 888-383-9147 prior to the start of the conference.

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (“PBI”) (NASDAQ: PBIO) is focused on the development, marketing, and sale of proprietary laboratory instrumentation and associated consumables based on Pressure Cycling Technology (“PCT”). PCT is a patented, enabling technology platform with multiple applications in the estimated $6 billion life sciences sample preparation market. PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels to control bio-molecular interactions. PBI currently focuses its efforts on the development and sale of PCT-enhanced sample preparation systems (instruments and consumables) for mass spectrometry, biomarker discovery, bio-therapeutics characterization, vaccine development, soil and plant biology, forensics, histology, and counter-bioterror applications.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding: the Company’s commercialization, marketing and expansion plans and efforts, the Company’s financing plans and efforts, and the Company's outlook and expectations relating to financial results and shareholder value. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: the Company's financial results for the quarter and year ended December 31, 2011 may not necessarily be indicative of future results as future revenues may not meet expectations due to the possible failure of the Company's products to achieve commercial acceptance, changes in customer’s needs and technological innovations, and expenses that may be higher than anticipated due to unforeseen costs or cost increases; the risk that the Company may be unable to improve total revenue and PCT products and services revenue, the number of PCT Systems installations, and its operating loss due to unexpected costs or increases in costs; possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's aggressive commercialization of PCT; changes in customer’s needs and technological innovations, the Company’s sales force may not be successful in selling the Company’s PCT product line because scientists may not perceive the advantages of PCT over other sample preparation methods; the Company may not be successful in raising additional capital necessary to fund the Company’s operations or its aggressive commercialization and expansion plans; and, if the Company fails to achieve its plan to regain compliance with the NASDAQ Listing Rules for minimum stockholders’ equity and the minimum bid price of $1.00 per share, the Company’s common stock will be delisted from The NASDAQ Capital Market which could further impact its ability to raise additional capital.  Further, the Company will require additional working capital to fund its operations beyond April 2012, and there can be no assurance that the Company will be successful in obtaining such financing on acceptable terms, if at all. Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

PBI filed a registration statement (including a prospectus) with the SEC for an offering of different securities unrelated to the private placement to which this press release relates. Before you invest, you should read the prospectus in that registration statement for the offering and other documents PBI has filed with the SEC for more complete information about PBI and such offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, PBI can arrange to send you the prospectus, when available, upon request.

            For more information about PBI and this press release, please click on the following links:
                                                      http://www.pressurebiosciences.com
  http://bit.ly/zdDnYA

Consolidated Statements of Operations
(Audited)	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenue:
PCT products, services, other	$178,702	$210,305	$767,765	$877,567
Grant revenue	157,276	64,707	219,964	462,465
Total revenue	335,978	275,012	987,729	1,340,032

Costs and expenses:
Cost of PCT products and services	92,030	76,154	342,865	376,514
Research and development	238,511	252,228	969,473	1,232,566
Selling and marketing	190,715	314,627	931,073	1,204,892
General and administrative	683,155	479,072	2,034,458	1,924,814
Total operating costs and expenses	1,204,411	1,122,081	4,277,869	4,738,786

Operating loss	(868,433)	(847,069)	(3,290,140)	(3,398,754)

Other income (expense):
Interest (expense) income	(97,566)	743	(136,595)	2,303
Therapeutic discovery credit	-	244,479	-	244,479
Change in fair value of warrant derivative liability	122,956	-	430,423	-
Total other income (expense)			293,828	246,782

Loss before income taxes	(843,043)	(601,847)	(2,996,312)	(3,151,972)
Income tax benefit	-	(220,769)	-	23,710
Net loss	(843,043)	(822,616)	(2,996,312)	(3,128,262)
Accrued interest on convertible debt	13,688	-	18,896	-
Accrued and deemed dividends on convertible preferred stock	(1,185,463)	(58,946)	(2,130,245)	(502,564)
Net loss applicable to common shareholders	$(2,014,818)	$(881,562)	$(5,107,661)	$(3,630,826)

Net loss per share attributable to common stockholders - basic and diluted	$(0.30)	$(0.33)	$(0.77)	$(1.35)

Weighted average common stock shares outstanding used in the basic and diluted net loss per share calculation	6,718,883	2,687,853	6,618,484	2,687,141

Consolidated Balance Sheets
(Audited)	December 31,
ASSETS	2011	2010
CURRENT ASSETS
Cash and cash equivalents	$222,775	$552,849
Restricted cash	-	20,014
Accounts receivable, net of allowances of $9,600 at December 31, 2011 and $0 at December 31, 2010	269,237	233,846
Inventories	1,069,013	1,104,056
Prepaid income taxes	4,739	1,442
Prepaid expenses and other current assets	143,591	296,756
Total current assets	1,709,355	2,208,963
PROPERTY AND EQUIPMENT, NET	89,171	192,777
OTHER ASSETS
Deposits	6,472	6,472
Intangible assets, net	133,762	182,394
TOTAL ASSETS	$1,938,760	$2,590,606

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$890,676	$234,568
Accrued employee compensation	180,437	172,251
Accrued professional fees and other	247,738	337,698
Deferred revenue	36,669	27,153
Promissory note	150,000	-
Convertible debt, net of unamortized discount of $17,088 as of December 31, 2011	394,912	-
Warrant derivative liability	436,553	-
Total current liabilities	2,336,985	771,670
LONG TERM LIABILITIES
Deferred revenue	10,111	9,427
TOTAL LIABILITIES	2,347,096	781,097
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT)
Series A convertible preferred stock, $.01 par value; 313,960 shares authorized; 0 shares issued and outstanding on December 31, 2011 and 262,135 shares issued and outstanding on December 31, 2010	-	2,621
Series B convertible preferred stock, $.01 par value; 279,256 shares authorized; 0 shares issued and outstanding on December 31, 2011 and 88,711 shares on December 31, 2010	-	887
Series C convertible preferred stock, $.01 par value; 88,098 shares authorized; 88,098 shares issued and outstanding on December 31, 2011 and 0 shares on December 31, 2010 (Liquidation value of $1,101,225)	881	-
Series D convertible preferred stock, $.01 par value; 850 shares authorized; 743 shares issued and outstanding on December 31, 2011 and 0 shares on December 31, 2010 (Liquidation value of $743,000)	7	-
Common stock, $.01 par value; 20,000,000 shares authorized; 6,723,993 shares issued and outstanding on December 31, 2011 and 2,711,750 shares issued and outstanding on December 31, 2010	67,240	27,118
Warrants to acquire preferred stock and common stock	2,203,101	1,248,909
Additional paid-in capital	13,823,875	12,095,237
Accumulated deficit	(16,503,440)	(11,565,263)
Total stockholders' equity (deficit)	(408,336)	1,809,509
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$1,938,760	$2,590,606